Exhibit 99.1

Intersect ENT Reports Fourth Quarter and Year 2014 Results

Revenue Increased 115% Year Over Year to $38.6 Million

MENLO PARK, Calif., Feb. 26, 2015 — Intersect ENT, Inc. (Nasdaq:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the fourth quarter and year ended December 31, 2014.

2014 Business Highlights

•	Achieved year over year revenue growth of 115%

•	Realized 2014 gross margin of 74% versus 55% in 2013

•	Completed the RESOLVE study and commenced the RESOLVE II study in December 2014. RESOLVE II is a pivotal Phase III clinical study of the company’s RESOLVE steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting

•	Commenced enrollment in September 2014 of the PROGRESS study to assess the safety and efficacy of the PROPEL® mini steroid releasing sinus implant when placed in the frontal sinus opening

•	Completed enrollment in a feasibility study to assess the company’s investigational NOVA steroid releasing sinus implant. This implant is designed primarily as a treatment in the physician’s office for patients suffering from chronic sinusitis who have not yet had sinus surgery

•	Completed an initial public offering in July 2014, raising net proceeds of $55.8 million, after deducting underwriting discounts and commissions and offering expenses

“We are very pleased with our 2014 performance, including delivering quarter over quarter financial growth, increasing the adoption of PROPEL, and advancing our clinical pipeline to expand our solutions across the full continuum of ENT patient care,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “Based on strong clinical evidence, positive experience and the growth of our sales force, ENT usage of PROPEL to improve sinus surgery outcomes has been growing steadily. I am grateful for the enthusiasm and dedication of the entire Intersect ENT team and the many milestones we reached this year.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2014 increased by 93% to $13.4 million from $7.0 million in the same period in 2013. This increase is attributable to higher unit sales via the acquisition of new accounts and driving adoption with existing customers. Gross margin for the fourth quarter of 2014 was 78%, up from 63% in the three months ended December 31, 2013. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

Operating expenses for the fourth quarter of 2014 were $14.1 million, an increase of 59% compared to $8.9 million in the fourth quarter of 2013. The increase in operating expenses was driven primarily by an increase in expenses associated with being a public company as well as growth in sales and marketing headcount.

Net loss for the fourth quarter of 2014 improved to $3.7 million compared to $4.6 million for the fourth quarter of 2013. Fourth quarter basic and diluted EPS were $(0.16) a share.

2014 Financial Results

Revenue for the year ended December 31, 2014 increased by 115% to $38.6 million from $17.9 million in the same period in 2013. This increase is attributable to higher unit sales via acquisition of new accounts and expanded adoption by existing customers, and was supported by expansion of the company’s sales force. Gross margin for 2014 was 74%, up from 55% for 2013. The increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

Operating expenses for 2014 were $46.4 million, an increase of 67% compared to $27.7 million for 2013. The increase in operating expenses was driven primarily by an increase in expenses associated with being a public company as well as growth in sales and marketing headcount.

Net loss for the year was consistent with the prior year, with a net loss of $18.4 million for each of the years 2014 and 2013. Basic and diluted EPS for 2014 were $(1.61) a share.

Cash, cash equivalents and short-term investments totaled $48.4 million as of December 31, 2014.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss its fourth quarter and year 2014 financial results. To access the conference call via the Internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10054909. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis undergoing ethmoid sinus surgery. In addition, Intersect ENT is developing new steroid releasing implants designed to provide ENT physicians with even more customized options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the short-term and long-term effects of PROPEL and PROPEL mini and the investigational RESOLVE drug eluting sinus implant relative to alternative treatments may not be as Intersect ENT expects, the development of competitive products, the uncertain timing of completion of and the success of clinical trials, market competition, as well as other risks detailed from time to time in Intersect ENT’s filings with the Securities and Exchange Commission, including its 10-Q filed November 10, 2014. Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2014	2013	2014	2013
Revenue	$13,425	$6,972	$38,587	$17,931
Cost of sales	2,967	2,561	10,223	8,150

Gross profit	10,458	4,411	28,364	9,781
Gross margin	78%	63%	74%	55%

Operating expenses:
Selling, general and administrative	11,495	6,092	36,111	18,229
Research and development	2,619	2,764	10,331	9,518

Total operating expenses	14,114	8,856	46,442	27,747

Loss from operations	(3,656)	(4,445)	(18,078)	(17,966)
Interest and other income (expense), net	(30)	(187)	(284)	(403)

Net loss	$(3,686)	$(4,632)	$(18,362)	$(18,369)

Net loss per share, basic and diluted	$(0.16)	$(2.64)	$(1.61)	$(12.57)

Weighted average common shares used to compute net loss per share, basic and diluted	23,375	1,755	11,384	1,461

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2014	2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$48,443	$12,294
Accounts receivable, net	8,337	4,200
Inventory	2,547	2,197
Prepaid expenses and other current assets	951	511

Total current assets	60,278	19,202
Property and equipment, net	1,474	1,707
Other non-current assets	1,201	126

Total assets	$62,953	$21,035

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,128	$1,451
Accrued compensation	5,085	2,955
Equipment loans — current portion	—	696
Convertible preferred stock warrant liability	—	237
Other current liabilities	898	745

Total current liabilities	8,111	6,084
Non-current liabilities	1,030	808

Total liabilities	9,141	6,892
Total stockholders’ equity	53,812	14,143

Total liabilities and stockholders’ equity	$62,953	$21,035